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                                                                    Exhibit 99.5

                                    [FRONT]

                           BRADLEY REAL ESTATE, INC.

        Dividend Reinvestment and Stock Purchase Plan Authorization Form

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Please enroll my account in the Dividend Reinvestment and
Stock Purchase Plan as indicated on this form.
This form authorizes the agent to enroll your account in the Plan. Check One Box Only.

[_]  Full Dividend Reinvestment - I wish to
     reinvest all dividends for the account.
     I may also make optional cash payments of a minimum of $100 to a maximum of $10,000 per quarter.

[_] Partial Dividend Reinvestment - I wish to receive cash dividends on _________ shares and to reinvest my cash dividends on the remainder of any shares for this account. I may also make optional cash payments.

[_] Optional Cash Only - I wish to make only optional cash payments to the Plan. I will receive a dividend check for all shares so purchased.

[_]  Optional Cash Payment Enclosed

All persons whose names appear on this form must sign this Authorization

Please see Reverse of Form.
THIS IS NOT A PROXY

PLEASE READ CAREFULLY BEFORE SIGNING.

                              Shareholder
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                              Date
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                              Shareholder
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                              Date
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                                     [BACK]

                       INVESTMENT OPTIONS UNDER THE PLAN

Full Dividend Reinvestment - The dividends on all Bradley Real Estate, Inc. shares for this account as well as dividends on shares credited to your account under the Plan will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $100 up to a maximum of $10,000 per quarter.

Partial Dividend Reinvestment - The dividends on less than all Bradley Real Estate, Inc. shares that you own may be reinvested in the Plan. For example, if you own 300 shares and want to receive cash dividends on 100 shares, check off the "Partial Dividend Reinvestment" box and fill in 100 on the blank line. (The cash dividends you wish to receive must be on full shares.) Dividends on the remaining 200 shares will be reinvested to purchase additional shares. You may also invest by making optional cash payments of at least $100 to a maximum of $10,000 per quarter.

Optional Cash Only - You may make optional payments of at least $100 to a maximum of $10,000 per quarter without the reinvestment of dividends. Any shares purchased through optional payments will be credited to your account under the Plan. Dividends on all Bradley Real Estate, Inc. shares credited to your account under the Plan will be paid to you in cash automatically. Optional Payments must be received by the Agent one business day prior to the commencement of the related 'Pricing Period' as defined in the Plan Prospectus.

  Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by written notice to BankBoston, N.A. c/o Boston EquiServe Limited Partnership, Dividend Reinvestment Plan, P.O. Box 8040, Boston, MA 02268-8040.

Do not return this form unless you intend to participate in the Plan since this form authorized BankBoston, N.A. to enroll your account in the Plan. If this form is signed but no box checked, you will be enrolled in the Plan under the Full Dividend Reinvestment option.

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